                                                                     Exhibit 4.4

                      AMERICAN ELECTRIC POWER COMPANY, INC.

                              REMARKETING AGREEMENT

         REMARKETING AGREEMENT, dated as of June 11, 2002 (the "Agreement") by and between American Electric Power Company, Inc., a New York corporation (the "Company"), and Salomon Smith Barney Inc. (the "Remarketing Agent"), and confirmed and accepted by The Bank of New York, not individually but solely as Forward Purchase Contract Agent (the "Forward Purchase Contract Agent") and as attorney-in-fact of the Holders of Forward Purchase Contracts (as defined in the Forward Purchase Contract Agreement (as defined herein)).

         WHEREAS, the Company issued $300,000,000 (or up to $345,000,000 if the Underwriters' over-allotment option was exercised in full) aggregate stated amount of its Equity Units (the "Equity Units") under the Forward Purchase Contract Agreement, dated as of June 11, 2002, by and between the Forward Purchase Contract Agent and the Company (the "Forward Purchase Contract Agreement"); and

         WHEREAS, the notes forming a part of the Equity Units (the "Notes") have been pledged pursuant to the Pledge Agreement (the "Pledge Agreement"), dated as of June 11, 2002, by and among the Company, The Bank of New York, as collateral agent (the "Collateral Agent"), custodial agent and securities intermediary and the Forward Purchase Contract Agent, to secure the obligations of Holders of Equity Units under the related Forward Purchase Contracts on the Stock Purchase Date; and

         WHEREAS, the Remarketing Agent will attempt on the Remarketing Date to remarket all of (i) the Notes of Holders of Equity Units, other than the Notes of Holders of Equity Units who elect not to participate in the remarketing, and
(ii) the Separate Notes of Holders who elect to participate in the remarketing, pursuant respectively to the procedures set forth in Section 5.6(b) of the Forward Purchase Contract Agreement, Section 4.5(d) of the Pledge Agreement and
Section 1.6 of the Supplemental Indenture (as defined below) (each of which Sections is incorporated herein by reference); and

         WHEREAS, in the event the remarketing on the Remarketing Date is unsuccessful, the Remarketing Agent will remarket the Notes to be included in the remarketing on each of the two Business Days immediately following the Remarketing Date, and, if necessary, will attempt to remarket such Notes on each of the three Business Days immediately preceding June 16, 2005 and, if necessary, will further attempt to remarket such Notes on each of the three Business Days immediately preceding July 16, 2005 and, if necessary, will further attempt to remarket the Notes on each of the three Business Days immediately preceding August 12, 2005; and

         WHEREAS, in the event of a successful remarketing on the Remarketing Date or any Subsequent Remarketing Date, as the case may be, the applicable interest rate on the Notes included in such successful remarketing will be reset on the settlement date of such

Remarketing Date or Subsequent Remarketing Date to the Reset Rate to be determined by the Remarketing Agent such that the then current aggregate market value of the Notes will equal approximately, but not less than, 100.25% of the Remarketing Value (as described in the Third Supplemental Indenture, dated as of June 11, 2002, between the Company and The Bank of New York, as trustee (the "Supplemental Indenture")), as of such Remarketing Date or Subsequent Remarketing Date, provided that in the determination of such Reset Rate, the Company shall, if applicable, limit the Reset Rate to the maximum rate permitted by applicable law; and

         WHEREAS, the Company has requested Salomon Smith Barney Inc. to act as the Remarketing Agent, and as such to perform the services described herein; and

         WHEREAS, Salomon Smith Barney Inc. is willing to act as the Remarketing Agent and as such to perform such duties on the terms and conditions expressly set forth herein;

         NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

Section 1.  Definitions.
            ------------

         Capitalized terms used and not defined in this Agreement, in the recitals hereto or in the paragraph preceding such recitals shall have the meanings assigned to them in the Forward Purchase Contract Agreement or, if not therein defined, the Pledge Agreement.

Section 2.  Appointment and Obligations of Remarketing Agent.
            -------------------------------------------------

         (a) The Company hereby appoints Salomon Smith Barney Inc. and Salomon Smith Barney Inc. hereby accepts such appointment, (i) as the Remarketing Agent to determine, in consultation with the Company, in the manner provided for herein, in the Forward Purchase Contract Agreement and in the Notes, the Reset Rate that, in the opinion of the Remarketing Agent, will, when applied to the Notes, enable the then current aggregate market value of the Notes to have a value equal to approximately, but not less than, 100.25% of the Remarketing Value as of the Remarketing Date or as of any Subsequent Remarketing Date, as the case may be, provided that the Company, by notice to the Remarketing Agent prior to (A) the tenth Business Day preceding the Remarketing Date, with respect to any remarketing to occur on either the Remarketing Date or the two Business Days immediately following such Remarketing Date, (B) the fifth Business Day preceding June 16, 2005, with respect to any remarketing to occur on any of the three Business Days immediately preceding June 16, 2005, (C) the fifth Business Day preceding July 16, 2005 with respect to any remarketing to occur on any of the three Business Days immediately preceding July 16, 2005 or (D) the fifth Business Day preceding August 12, 2005, with respect to any remarketing to occur on any of the three Business Days immediately preceding August 12, 2005, shall, if applicable, limit the Reset Rate so that it does not exceed the maximum rate permitted by applicable law, and (ii) as the exclusive Remarketing Agent (subject to the right of such Remarketing Agent to appoint additional remarketing agents hereunder as described below) to remarket the

Notes to be included in the remarketing on the Remarketing Date or during any subsequent Remarketing Period, as the case may be. The Remarketing Agent shall have the right, on 15 Business Days' notice to the Company, to appoint one or more additional remarketing agents so long as any such additional remarketing agents shall be reasonably acceptable to the Company. Upon any such appointment, the parties shall enter into an appropriate amendment to this Agreement to reflect the addition of any such additional remarketing agent.

         (b) Subject to the terms and conditions set forth herein and in the Forward Purchase Contract Agreement, the Remarketing Agent shall use its commercially reasonable best efforts to (i) remarket on the Remarketing Date the Notes that the Forward Purchase Contract Agent or the Custodial Agent shall have notified the Remarketing Agent are to be remarketed at a Reset Rate such that the then current aggregate market value of the Notes is equal to approximately, but not less than, 100.25% of the Remarketing Value, (ii) in the event the Remarketing Agent cannot establish such a Reset Rate on the Remarketing Date, attempt to remarket such Notes on each of the two Business Days immediately following the Remarketing Date and, if necessary, on each of the three Business Days immediately preceding June 16, 2005 and, if necessary, on each of the three Business Days immediately preceding July 16, 2005 and, if necessary, on each of the three Business Days preceding August 12, 2005, in each case at a Reset Rate such that the then current aggregate market value of the Notes is equal to approximately, but not less than, 100.25% of the Remarketing Value and (iii) in the event of a Last Failed Remarketing, promptly return the Pledged Notes, if any, included in such Last Failed Remarketing to the Collateral Agent to be held by the Collateral Agent in accordance with Section 4.5(b) of the Pledge Agreement (which Section is incorporated herein by reference) and return any Separate Notes included in the remarketing to the Custodial Agent in accordance with Section 4.5(d) of the Pledge Agreement, Section 5.6(e) of the Forward Purchase Contract Agreement and Section 1.6 of the Supplemental Indenture (which Sections are incorporated herein by reference). After deducting the fee specified in Section 3 below, the proceeds of any such successful remarketing shall be delivered to the Forward Purchase Contract Agent or the Custodial Agent, as applicable, in accordance with Section 4.5(a) of the Pledge Agreement (which Section is incorporated herein by reference) and Section 5.6(b) of the Forward Purchase Contract Agreement (which Section is incorporated herein by reference). The right of each Holder of Equity Units or Separate Notes to have Notes included in any remarketing shall be subject to the conditions that (i) the Remarketing Agent conducts a remarketing on such date pursuant to the terms of this Agreement, (ii) the Notes included in a remarketing have not been called for redemption upon the occurrence of a Tax Event, (iii) the Remarketing Agent is able to find a purchaser or purchasers for the Notes included in a remarketing at a Reset Rate such that the then current aggregate market value of the Notes is equal to approximately, but not less than, 100.25% of the Remarketing Value and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent as and when required.

         (c) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Notes, whether in a remarketing held on the Remarketing Date or on any Subsequent Remarketing Date or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Notes for remarketing or to otherwise expend or risk its own funds or incur or be exposed to financial liability in the performance of its duties under this Agreement. The Company shall not be obligated in any case to provide funds to make payment upon delivery of Notes for remarketing.

Section 3.  Fees.
            -----

         In the event of a successful remarketing, the Remarketing Agent shall retain as a remarketing fee (the "Remarketing Fee") an amount not exceeding 25 basis points (0.25%) of the total proceeds received in connection with the remarketing in accordance with Section 5.4(d) of the Forward Purchase Contract Agreement and Section 1.6 of the Supplemental Indenture.

Section 4.  Replacement and Resignation of Remarketing Agent.
            -------------------------------------------------

         (a) The Company may in its absolute discretion replace Salomon Smith Barney Inc. as the Remarketing Agent by giving notice prior to 3:00 p.m., New York City time on (i) the eleventh Business Day immediately prior to the Remarketing Date in the case of a remarketing to occur on the Remarketing Date or either of the two Business Days immediately following the Remarketing Date,
(ii) the seventh Business Day immediately prior to June 16, 2005 in the case of a remarketing to occur on a Subsequent Remarketing Date immediately following a Failed Remarketing on any of the two Business Days immediately following the Remarketing Date, (iii) the seventh Business Day immediately prior to July 16, 2005 in the case of a remarketing to occur on any of the three Business Days immediately prior to July 16, 2005 or (iv) the fourteenth Business Day immediately prior to the Stock Purchase Date in the case of a remarketing to occur on any of the three Business Days immediately prior to August 12, 2005. Any such replacement shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent. Upon providing such notice, the Company shall use all reasonable efforts to appoint such a successor and to enter into a remarketing agreement with such successor as soon as reasonably practicable.

         (b) Salomon Smith Barney Inc. may resign at any time and be discharged from its duties and obligations hereunder as the Remarketing Agent by giving notice prior to 3:00 p.m., New York City time on (i) the eleventh Business Day immediately prior to the Remarketing Date in the case of a remarketing to occur on the Remarketing Date or either of the two Business Days immediately following the Remarketing Date, (ii) the seventh Business Day immediately prior to June 16, 2005 in the case of a remarketing to occur on a Subsequent Remarketing Date immediately following a Failed Remarketing on any of the two Business Days immediately following the Remarketing Date, (iii) the seventh Business Day immediately prior to July 16, 2005 in the case of a remarketing to occur on any of the three Business Days immediately prior to July 16, 2005 or (iv) the fourteenth Business Day immediately prior to the Stock Purchase Date in the case of a remarketing to occur on any of the three Business Days immediately prior to August 12, 2005. Any such resignation shall become effective upon the Company's appointment of a successor to perform the services that would otherwise be performed hereunder by the Remarketing Agent. Upon receiving notice from the Remarketing Agent that it wishes to resign hereunder, the Company shall use all reasonable efforts to appoint such a successor and enter into a remarketing agreement with it as soon as reasonably practicable.

         (c) The Company shall give the Forward Purchase Contract Agent, the Collateral Agent, the Custodial Agent and the Trustee prompt written notice of any replacement of the Remarketing Agent pursuant to this section.

Section 5.  Dealing in the Securities.
            --------------------------

         The Remarketing Agent, when acting hereunder or when acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Notes, Equity Units, Stripped Units or any other securities of the Company; provided, however, that in buying, selling, holding, or dealing in any of the Notes, Equity Units, Stripped Units or any other securities of the Company, the Remarketing Agent may not violate any of its duties under this Agreement. With respect to any Notes, Equity Units, Stripped Units or any other securities of the Company owned by it, the Remarketing Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder. The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

         The Company or its affiliates may, to the extent permitted by law, purchase any Notes that are remarketed by the Remarketing Agent.

Section 6.  Registration Statement and Prospectus.
            --------------------------------------

         (a) In connection with any remarketing to occur on the Remarketing Date or any Subsequent Remarketing Date, if and to the extent required, in the view of counsel (which need not be an opinion) for each of the Remarketing Agent and the Company, by applicable law, regulations or interpretations in effect at the time of the Remarketing Date or Subsequent Remarketing Date, as the case may be, the Company (i) shall use its reasonable efforts (A) to have a registration statement relating to the Notes effective under the Securities Act of 1933 and
(B) to furnish a current preliminary prospectus or, if applicable, a current preliminary prospectus supplement (in such quantities as the Remarketing Agent may reasonably request), to be used by the Remarketing Agent in a remarketing hereunder, in each case by a date that is no later than (w) seven Business Days prior to the Remarketing Date in the case of a remarketing to occur on the Remarketing Date or on any of the two Business Days immediately following the Remarketing Date, and (x) ten Business Days prior to June 16, 2005 in the case of a remarketing to occur on any of the three Business Days prior to June 16, 2005,
(y) ten Business Days prior to July 16, 2005 in the case of a remarketing to occur on any of the three Business Days immediately prior to July 16, 2005 or
(z) ten Business Days prior to the Stock Purchase Date in the case of a remarketing to occur on any of the three Business Days prior to August 12, 2005 (or in each such case, at such earlier date as the Remarketing Agent may reasonably request), and (ii) if requested by the Remarketing Agent, shall furnish a current final prospectus or, if applicable, a final prospectus supplement, to be used by the Remarketing Agent in the remarketing hereunder, by a date that is no later than (w) five Business Days prior to the Remarketing Date in the case of a remarketing to occur on the Remarketing Date or on any of the two Business Days immediately following the Remarketing Date, and (x) eight Business Days prior to June 16, 2005 in the case of a remarketing to occur on any of the three Business Days prior to June 16, 2005, (y) eight Business Days prior to July 16, 2005 in the case of a remarketing to occur on any of the three Business Days immediately prior to July 16, 2005 or (z) eight Business Days prior to the Stock Purchase Date in the case of a remarketing to occur on any of the three Business Days prior to August 12, 2005 (or in each such case, at such earlier date as the Remarketing Agent may reasonably request). The Company shall pay all expenses relating thereto.

         (b) If in connection with any remarketing, it shall not be possible, in the view of counsel (which need not be an opinion) for each of the Remarketing Agent and the Company, under applicable law, regulations or interpretations in effect as of the Remarketing Date or subsequent Remarketing Period, as the case may be, to register the offer and sale by the Remarketing Agent of the Notes under the Securities Act of 1933 as otherwise contemplated by this Section 6, the Company (i) shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable to permit and effectuate the offer and sale of the Notes in connection with any remarketing hereunder without registration under the Securities Act of 1933 pursuant to an exemption therefrom, if available, including the exemption afforded by Rule 144A promulgated under the Securities Act of 1933 by the Securities and Exchange Commission, and (ii) if requested by the Remarketing Agent, shall furnish a current preliminary remarketing memorandum and a current final remarketing memorandum (in such quantities as the Remarketing Agent may reasonably request) to be used by the Remarketing Agent in any remarketing hereunder, in each case by a date that is not later than (A) seven Business Days prior to the Remarketing Date in the case of a remarketing to occur on the Remarketing Date or on any of the two Business Days immediately following the Remarketing Date, and (B) ten Business Days prior to June 16, 2005 in the case of a remarketing to occur on any of the three Business Days immediately prior to June 16, 2005 and (C) ten Business Days prior to July 16, 2005 in the case of a remarketing to occur on any of the three Business Days prior to July 16, 2005 or
(D) ten Business Days prior to the Stock Purchase Date in the case of a remarketing to occur on any of the three Business Days prior to August 12, 2005 (or in either case such earlier date as the Remarketing Agent may reasonably request). The Company shall pay all expenses relating thereto.

         (c) The Company shall also take all reasonable actions as may (upon advice of counsel to the Company or the Remarketing Agent) be necessary or desirable under state securities or blue sky laws in connection with any remarketing.

Section 7.  Conditions to the Remarketing Agent's Obligations.
            --------------------------------------------------

         (a) The obligations of the Remarketing Agent under this Agreement shall be subject to the terms and conditions hereof, including, without limitation, the following conditions: (i) the Notes to be included in any remarketing have not been called for redemption, (ii) the Remarketing Agent is able to find a purchaser or purchasers for the Notes included in any remarketing at a price equal to approximately, but not less than, 100.25% of the Remarketing Value,
(iii) the Forward Purchase Contract Agent, the Collateral Agent, the Custodial Agent, the Securities Intermediary, the Company and the Trustee shall have performed their respective obligations in connection with any remarketing hereunder and pursuant to the Forward Purchase Contract Agreement, the Pledge Agreement, the Indenture and this Agreement (including, without limitation, the Forward Purchase Contract Agent's and the Custodial Agent's giving the Remarketing Agent notice of the aggregate number of Notes to be remarketed, no later than 10:00 a.m., New York City time, on the third Business Day preceding the Remarketing Date, and concurrently delivering the Notes to be remarketed to the Remarketing Agent), (iv) no Event of Default (as defined in the Indenture) shall have occurred and be continuing, (v) the performance by the Company of its covenants and other obligations included herein, (vi) the receipt of assurances, in form and substance reasonably satisfactory to the Remarketing Agent, from each pension, profit-sharing or other employee benefit plan as defined in
Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each individual retirement account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and each entity whose assets include plan assets under Title I of ERISA, in each case that is participating in the remarketing, that the participation of such employee benefit plan, individual retirement account or plan asset entity in the remarketing will not constitute a prohibited transaction under ERISA or the Code or other similar laws for which an exemption is not available and (vii) the satisfaction of the other conditions set forth in this Agreement.

         (b) If at any time during the term of this Agreement, any Event of Default (as defined in the Indenture) or event that with the passage of time or the giving of notice or both would become an Event of Default has occurred and is continuing under the Indenture, then the obligations and duties of the Remarketing Agent under this Agreement shall be suspended until such default or event has been cured. The Company will promptly give the Remarketing Agent notice of all such defaults and events of which the Company is aware.

Section 8.  Termination of Remarketing Agreement.
            -------------------------------------

         This Agreement shall terminate as to any Remarketing Agent which is replaced on the effective date of its replacement pursuant to Section 4(a) hereof or pursuant to Section 4(b) hereof. Notwithstanding the foregoing, the obligations set forth in Section 3 hereof shall survive and remain in full force and effect until all amounts payable under Section 3 shall have been paid in full; provided, however, that if any Remarketing Agent resigns, then, with respect to such Remarketing Agent, the obligations set forth in Section 3 hereof shall not survive the termination of this Agreement and no fee shall be payable to such Remarketing Agent in such capacity. In addition, each current and former Remarketing Agent shall be entitled to the rights and benefits under Sections 9, 10 and 12(b) of this Agreement notwithstanding the replacement or resignation of such Remarketing Agent or termination of this Agreement.

Section 9.  Remarketing Agent's Performance; Duty of Care.
            ----------------------------------------------

         The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions hereof. No implied covenants or obligations of or against the Remarketing Agent shall be read into this Agreement. In the absence of a final judicial determination of willful misconduct, bad faith or gross negligence on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it which purports to conform to the requirements hereunder as to the truth of the statements expressed therein. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to be signed, presented or made by the proper party or parties. The Remarketing Agent shall not have any obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Notes, and it shall rely solely upon timely written notice from the Company pursuant to Section 2(a) hereof as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent shall not incur any liability under this Agreement to any beneficial owner or holder of Notes, or other securities, either in its individual capacity or as Remarketing Agent, as the case may be, for any action or failure to act in connection with the remarketing of the Notes or otherwise in connection with the transactions contemplated by this Agreement, except to the extent that such liability has, by final judicial determination, resulted from the willful misconduct, bad faith or gross negligence of the Remarketing Agent or from its failure to fulfill its express obligations hereunder. The provisions of this
Section 9 shall survive any termination of this Agreement and shall also continue to apply to every Remarketing Agent notwithstanding its resignation or removal. The Remarketing Agent will act as the agent of the Holders.

Section 10. Indemnification.
            ----------------

         The Company agrees to indemnify the Remarketing Agent for, and to hold it harmless from and against, any loss, liability or reasonable out-of-pocket expense incurred without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of its powers and duties under this Agreement, including the reasonable out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) of defending itself against any claim or liability in connection with the exercise or performance of such powers and duties or collecting such amounts. The Remarketing Agent shall promptly notify the Company of any third party claim which may give rise to the indemnity hereunder and give the Company the opportunity to participate in the defense of such claim with counsel reasonably satisfactory to the indemnified party, and no such claim shall be settled without the written consent of the Company, which consent shall not be unreasonably withheld.

Section 11. Governing Law.
            --------------

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 12. Term of Agreement.
            ------------------

         (a) Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the third Business Day immediately following the earlier of (i) a successful remarketing, and (ii) the Stock Purchase Date. Anything herein to the contrary notwithstanding, the provisions of the second and third sentences of Section 8 hereof and the provisions of Sections 3, 9, 10 and 12(b) hereof shall survive any termination of this Agreement and remain in full force and effect; provided, however, that if any Remarketing Agent resigns, then the obligations set forth in section 3 hereof shall not survive the termination of this Agreement and no fee shall be payable to such remarketing agent in such capacity.

         (b) All representations and warranties included in this Agreement or contained in certificates of officers of the Company submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Agent or any of its controlling persons, or by or on behalf of the Company or the Forward Purchase Contract Agent, and shall survive the termination of this Agreement.

Section 13. Successors and Assigns.
            -----------------------

         The rights and obligations of the Company and the Forward Purchase Contract Agent (both in its capacity as Forward Purchase Contract Agent and as attorney-in-fact for the Holders) hereunder may not be assigned or delegated to any other person (except pursuant to sections 7.9, 7.10 and 7.11 and Article IX of the Forward Purchase Contract Agreement) without the prior written consent of the Remarketing Agent, which consent shall not be unreasonably withheld.

         The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other person without the prior written consent of the Company, except that the Remarketing Agent shall have the right to appoint additional remarketing agents as provided herein. This Agreement shall inure to the benefit of and be binding upon the Company, the Forward Purchase Contract Agent and the Remarketing Agent and their respective successors and permitted assigns. The terms "successors" and "assigns" shall not include any purchaser of Notes merely because of such purchase.

Section 14. Headings.
            ---------

         Section headings have been inserted in this Agreement as a matter of convenience of reference only, and such section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

Section 15. Severability.
            -------------

         If any provision of this Agreement is invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement, as the case may be, invalid, inoperative or unenforceable to any extent whatsoever.

Section 16. Counterparts.
            -------------

         This Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

Section 17. Amendments.
            -----------

         This Agreement may be amended only by an instrument in writing signed by the parties hereto.

Section 18. Notices.
            --------

         Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder shall be made in writing or transmitted by any standard form of telecommunication, including telephone or telecopy, and confirmed in writing. All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid. All such notices, requests, consents or other communications shall be addressed as follows: if to the Company, to American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, fax number: (614) 223-1687, Attention: General Counsel; if to the Remarketing Agent, to Salomon Smith Barney Inc., 388 Greenwich Street, New York, New York 10013, fax number
(212) 816-7912, Attention: General Counsel; if to the Collateral Agent, to The Bank of New York, 101 Barclay Street, New York, New York 10286, fax number (212) 328-8243, Attention: Corporate Trust Department; and if to the Forward Purchase Contract Agent, to The Bank of New York, 101 Barclay Street, New York, New York 10286, fax number: (212) 328-8243, Attention: Corporate Trust Department, or to such other address as any of the above shall specify to the others in writing.

Section 19. Information.
            ------------

         The Company agrees to furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated by this Remarketing Agreement, and if the remarketing is effected pursuant to a registration statement in accordance with Section 6 hereof, make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and cause the Company's officers, directors, employees and accountants to participate in such discussions and to supply all such information reasonably requested by the Remarketing Agent and its advisors in connection with such investigation.

         IN WITNESS WHEREOF, each of the Company, the Forward Purchase Contract Agent and the Remarketing Agent has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized signatories as of the date first above written.

                                     AMERICAN ELECTRIC POWER COMPANY, INC.

                                     By:______________________________
                                        Name:
                                        Title:

                                     SALOMON SMITH BARNEY INC., as Remarketing
                                     Agent


                                     By:_______________________________
                                        Name:
                                        Title:

CONFIRMED AND ACCEPTED:

THE BANK OF NEW YORK
not individually but solely as Forward Purchase Contract Agent and as attorney-in-fact for the Holders of the Forward Purchase Contracts


By:__________________________
   Name:
   Title: